Exhibit 99.1

Company Contact:

Tamara A. Seymour

Chief Financial Officer

Favrille, Inc.

(858) 526-8035

tseymour@favrille.com

Favrille Announces Receipt of Nasdaq Letter

San Diego – July 15, 2008 – Favrille, Inc. (Nasdaq: FVRL) today announced that it has received Nasdaq staff deficiency letters dated July 9, 2008 indicating that, for the last 30 consecutive days, the bid price for Favrille’s common stock has closed below the minimum $1.00 per share requirement  and has not maintained a minimum market value of publicly held shares of $5,000,000 as required for continued inclusion on the Nasdaq Global Market under Marketplace Rules 4450(a)(5) and (2). In accordance with Marketplace Rule 4450(e)(1), Favrille has 90 calendar days, or until October 7, 2008, to regain compliance with the $5,000,000 minimum market value requirement. In accordance with Marketplace Rule 4450(e)(2), Favrille has 180 calendar days, or until February 9, 2009, to regain compliance with the minimum $1.00 price per share requirement. If Favrille does not regain compliance, Nasdaq will provide written notification that Favrille’s common stock will be delisted, after which Favrille may appeal the staff determination to the Nasdaq Listing Qualifications Panel if it so chooses.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research and clinical development programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Favrille’s listing status and potential delisting of Favrille’s common stock from The Nasdaq Global Market, Favrille’s ability to continue its operations, conserve cash or recognize value on our assets and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety